Exhibit 99.1

Pro Forma Financial Information

PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 19, 2010, People’s United Financial, Inc. (“People’s United”) and Financial Federal Corporation (“Financial Federal”) completed the merger (the “Merger”) in which Financial Federal merged with and into People’s United, with People’s United as the surviving corporation. Each share of Financial Federal common stock outstanding as the effective date of the Merger was converted into the right to receive $11.27 in cash and one share of People’s United common stock. Total Merger consideration of approximately $699 million consisted of approximately $293 million in cash and 26.0 million shares of People’s United common stock valued at approximately $406 million. The transaction has been accounted for as a purchase and accordingly, Financial Federal’s assets and liabilities were recorded by People’s United at their estimated fair values as of February 19, 2010.

The following preliminary unaudited pro forma condensed combined financial information and notes present how the combined financial statements of People’s United and Financial Federal may have appeared had the Merger been completed at the beginning of the period presented. The preliminary unaudited pro forma condensed combined financial information reflects the impact of the Merger on the combined balance sheet and on the combined statement of income under the purchase method of accounting with People’s United treated as the acquirer. Under the purchase method of accounting, Financial Federal’s assets and liabilities are recorded by People’s United at their estimated fair values as of the date the Merger is completed. The preliminary unaudited pro forma condensed combined balance sheet as of December 31, 2009 assumes the Merger was completed on that date. The preliminary unaudited pro forma condensed combined statement of income for the year ended December 31, 2009 assumes the Merger was completed on January 1, 2009. The preliminary unaudited pro forma combined financial information is based on the total Merger consideration of approximately $699 million, consisting of approximately $293 million in cash and 26.0 million shares of People’s United common stock valued at approximately $406 million.

It is anticipated that the Merger will provide People’s United with financial benefits such as possible revenue enhancements and expense savings, among other factors, although no assurances can be given that such benefits will actually be achieved. The impact of these benefits has not been reflected in the preliminary unaudited pro forma condensed combined financial information. As required, the preliminary unaudited pro forma condensed combined financial information includes adjustments that give effect to events that are directly attributable to the Merger and factually supportable; as such, adjustments affecting the balance sheet, statement of income, or shares of common stock outstanding subsequent to the assumed Merger completion date have not been included.

The preliminary unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial results of the combined companies had the Merger actually been completed at the beginning of the period presented nor does it indicate future results for any other interim or full-year period. In addition, as explained in more detail in the accompanying notes to the preliminary unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the preliminary pro forma condensed combined financial information is subject to adjustment. The preliminary purchase price allocation for the Merger will vary from the actual purchase price allocation that will be recorded upon the completion of the Merger based upon changes in the estimated fair value of the assets and liabilities acquired from Financial Federal. In addition, subsequent to the Merger completion date, there may be further refinements of the purchase price allocation as additional information becomes available.

The preliminary unaudited pro forma condensed consolidated financial information is derived from and should be read in conjunction with the historical consolidated financial statements and related notes of People’s United and Financial Federal as previously filed with the Securities and Exchange Commission.

The following preliminary unaudited pro forma condensed combined balance sheet as of December 31, 2009 combines the December 31, 2009 balance sheet of People’s United and the October 31, 2009 balance sheet of Financial Federal assuming the Merger was completed on December 31, 2009.

Preliminary Unaudited Pro Forma Condensed Combined Balance Sheet

December 31, 2009 (in millions)	People’s United	Financial Federal	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and due from banks	$326.0	$9.5	$—		$335.5
Short-term investments	3,092.0	—	(293.5	) (A)	2,798.5

Total cash and cash equivalents	3,418.0	9.5	(293.5)		3,134.0

Total securities	901.8	—	—		901.8
Securities purchased under agreements to resell	400.0	—	—		400.0
Loans	14,233.8	1,411.0	(55.1	) (B)	15,589.7
Less allowance for loan losses	(172.5)	(25.0)	25.0	(B)	(172.5)

Total loans, net	14,061.3	1,386.0	(30.1)		15,417.2

Goodwill	1,261.7	—	263.8	(C)	1,525.5
Other acquisition-related intangibles	253.5	—	—		253.5
Premises and equipment, net	264.5	1.7	—		266.2
Bank-owned life insurance	235.1	—	—		235.1
Other assets	461.3	32.4	(1.3	) (D)	515.2
			(3.0	) (F)
			0.3	(G)
			25.5	(H)

Total assets	$21,257.2	$1,429.6	$(38.3)		$22,648.5

Liabilities
Total deposits	$15,445.6	$—	$—		$15,445.6
Total borrowings	158.9	925.0	17.7	(E)	1,101.6
Subordinated notes	181.8	—	—		181.8
Other liabilities	370.2	41.3	1.8	(G)	413.3

Total liabilities	16,156.5	966.3	19.5		17,142.3

Stockholders’ Equity
Common stock	3.5	13.1	(13.1	) (I)	3.8
			0.3	(I)
Additional paid-in capital	4,511.3	162.8	(162.8	) (I)	4,916.5
			405.2	(I)
Retained earnings	914.5	288.0	(288.0	) (I)	914.5
Treasury stock, at cost	(58.6)	—	—		(58.6)
Accumulated other comprehensive loss	(74.8)	(0.6)	0.6	(I)	(74.8)
Unallocated common stock of ESOP, at cost	(195.2)	—	—		(195.2)

Total stockholders’ equity	5,100.7	463.3	(57.8)		5,506.2

Total liabilities and stockholders’ equity	$21,257.2	$1,429.6	$(38.3)		$22,648.5

The following preliminary unaudited pro forma condensed combined statement of income for the year ended December 31, 2009 combines the statements of income of People’s United (for the year ended December 31, 2009) and Financial Federal (for the twelve months ended October 31, 2009) assuming the Merger was completed on January 1, 2009.

Preliminary Unaudited Pro Forma Condensed Combined Statement of Income

Year ended December 31, 2009 (in millions, except per share data)	People’s United	Financial Federal	Pro Forma Adjustments		Pro Forma Combined
Interest and dividend income:
Loans	$727.1	$144.7	$(7.3	) (B)	$864.5
Securities	32.4	—	—		32.4
Short-term investments	6.5	—	(0.8	) (A)	5.7
Securities purchased under agreements to resell	0.8	—	—		0.8

Total interest and dividend income	766.8	144.7	(8.1)		903.4

Interest expense:
Deposits	173.4	—	—		173.4
Borrowings	1.5	46.2	(7.1	) (E)	40.6
Subordinated notes	15.1	—	—		15.1

Total interest expense	190.0	46.2	(7.1)		229.1

Net interest income	576.8	98.5	(1.0)		674.3
Provision for loan losses	57.0	9.0	—		66.0

Net interest income after provision for loan losses	519.8	89.5	(1.0)		608.3

Non-interest income:
Wealth management income	74.6	—	—		74.6
Bank service charges	128.8	—	—		128.8
Net security gains	22.0	—	—		22.0
Other non-interest income	83.7	6.6	—		90.3

Total non-interest income	309.1	6.6	—		315.7

Non-interest expense:
Compensation and benefits	350.5	16.2	—		366.7
Occupancy and equipment	109.8	—	—		109.8
Professional and outside service fees	44.0	—	—		44.0
Other non-interest expense	180.3	13.8	—		194.1

Total non-interest expense	684.6	30.0	—		714.6

Income before income tax expense	144.3	66.1	(1.0)		209.4
Income tax expense	43.1	25.5	(0.4	) (J)	68.2

Net income	$101.2	$40.6	$(0.6)		$141.2

Earnings per common share:
Basic	$0.30				$0.39
Diluted	$0.30				$0.39

Average common shares outstanding:
Basic	332.0		26.0	(K)	358.0
Diluted	332.3		26.0	(K)	358.3

NOTES TO PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Preliminary Pro Forma Presentation

The Merger of Financial Federal with and into People’s United has been accounted for using the purchase method of accounting and accordingly, Financial Federal’s assets acquired and liabilities assumed were recognized at fair value as of February 19, 2010. The Merger is expected to qualify as a tax-free reorganization for federal income tax purposes. The preliminary unaudited pro forma condensed combined financial information is presented as of and for the year ended December 31, 2009. The historical financial statements of Financial Federal have been adjusted to reflect reporting reclassifications necessary to conform to the presentation of the historical financial statements of People’s United.

The preliminary unaudited pro forma condensed combined financial information reflects the application of generally accepted accounting principles as of December 31, 2009. The adoption of new or changes to existing generally accepted accounting principles subsequent to December 31, 2009 may result in changes to the final purchase accounting adjustments.

The preliminary unaudited pro forma condensed combined financial information includes estimated adjustments to record Financial Federal’s assets and liabilities at their respective fair values based on management’s best estimate using the information available at this time. The pro forma adjustments may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined based on final estimates of the fair values of Financial Federal’s tangible assets and liabilities as of the closing date. The final purchase accounting adjustments may differ materially from the pro forma adjustments presented in this document. Increases or decreases in fair value of certain balance sheet amounts and other items of Financial Federal as compared to the information presented in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of adjusted assets and liabilities.

The pro forma basic and diluted common shares were calculated using People’s United’s actual weighted-average shares outstanding for the period presented, plus the incremental shares expected to be issued, assuming the Merger occurred at the beginning of the period presented.

The preliminary unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations or the financial position that would have resulted had the Merger been completed as of or at the beginning of the period presented, nor is it necessarily indicative of the results of operations or the financial position for any other interim or full-year period.

The preliminary pro forma adjustments include purchase price adjustments based on the total Merger consideration of $699 million, which consisted of approximately $293 million in cash and the issuance of approximately 26.0 million shares of People’s United common stock valued at approximately $406 million. Under the terms of the Merger agreement, Financial Federal shareholders received $11.27 in cash and one share of People’s United common stock for each share of Financial Federal common stock. For purposes of the pro forma presentation, the number of shares of People’s United common stock expected to be issued is based on the total number of Financial Federal common shares outstanding as of December 31, 2009.

Financial Federal’s fiscal year-end is July 31 and therefore, as required, Financial Federal’s results included in the preliminary unaudited pro forma condensed combined statement of income for the year ended December 31, 2009 have been adjusted to conform to People’s United’s December 31 year-end. Accordingly, results for the year ended December 31, 2009 include Financial Federal’s results for its second, third and fourth quarters of fiscal 2009 and its first quarter of fiscal 2010.

Note 2 – Preliminary Pro Forma Adjustments

The preliminary unaudited pro forma condensed combined financial information includes the preliminary pro forma balance sheet as of December 31, 2009, assuming the Merger with Financial Federal was completed on that date. The preliminary pro forma income statement for the year ended December 31, 2009 was prepared assuming the Merger was completed on January 1, 2009.

The preliminary unaudited pro forma condensed combined financial information reflects total estimated consideration of approximately $293 million in cash and the issuance of approximately 26.0 million shares of People’s United common stock. The value of the common stock expected to be issued was based on the exchange ratio noted above in Note 1 – Basis of Preliminary Pro Forma Presentation.

A reconciliation of the preliminary consideration paid by People’s United in excess of Financial Federal’s net assets acquired (“goodwill”) is as follows:

(in millions)
Purchase price:
Cash consideration	$293.5
People’s United common stock issued	405.5

Total purchase price	$699.0

(in millions)
Purchase accounting adjustments:
Financial Federal total stockholders’ equity at October 31, 2009	$463.3
Pro forma adjustment for deferred costs	(1.3)

Adjusted net assets acquired	$462.0

(in millions)
Calculation of goodwill:
Total purchase price	$699.0
Adjusted net asset acquired	462.0

Total excess of purchase price over adjusted net assets acquired	$237.0

The excess of the total purchase price over the adjusted net assets acquired was allocated to acquired assets and liabilities as follows:

(in millions)
Loans	$(30.1)
Repossessed assets	(3.0)
Other assets	0.3
Borrowings	(17.7)
Goodwill	263.8
Net tax asset	25.5
Other liabilities	(1.8)

Total excess of purchase price over adjusted net assets acquired	$237.0

(A)	Adjustment to recognize cash consideration paid to complete the Merger. People’s United financed the cash portion of the Merger by liquidating approximately $293.5 million of short-term investments. The preliminary pro forma combined income statement impact of the reduction in short-term investments resulted in a decrease to interest income of approximately $0.8 million for the year ended December 31, 2009.

(B)	Loan fair value adjustments reflecting: (i) management’s estimate of expected credit losses associated with Financial Federal’s loan portfolio ($73.4 million); (ii) an interest rate premium ($18.3 million), which is recognized over a two and one-half year period; and (iii) the elimination of Financial Federal’s allowance for loan losses ($25.0 million). The fair value adjustments reflected are based upon currently available information. The preliminary pro forma combined income statement impact of the interest rate premium resulted in a decrease to interest income of approximately $7.3 million for the year ended December 31, 2009. The final adjustments may be significantly different.
(C)	Adjustment to record goodwill resulting from the Merger. See purchase price allocation table above for more information.
(D)	Adjustment to eliminate Financial Federal debt issuance costs ($1.3 million).
(E)	Fair value adjustment to Financial Federal’s borrowings, which is recognized over a two and one-half year period. The adjustment reflected is based upon currently available fair value information. The preliminary pro forma combined income statement impact of this adjustment resulted in a decrease to interest expense of $7.1 million for the year ended December 31, 2009. The final adjustment may be significantly different.
(F)	Fair value adjustment to Financial Federal’s repossessed assets ($3.0 million).
(G)	Adjustment to other assets related to an outstanding insurance claim ($0.3 million) and other liabilities related to a pending litigation matter and outstanding equity-based awards ($1.8 million).
(H)	Adjustment to recognize deferred tax assets resulting from the fair value adjustments.
(I)	Adjustment to eliminate Financial Federal’s historical stockholders’ equity. The acquisition resulted in the issuance of approximately 26.0 million shares of People’s United common stock, in addition to cash consideration. The issuance of People’s United common stock is recognized in the preliminary pro forma balance sheet at a value of $15.57 per share, which was the closing price of People’s United common stock on the NASDAQ Global Select Market on February 18, 2010, which results in a net increase to People’s United total stockholders’ equity of approximately $406 million (including estimated registration costs of $0.1 million). For more detail of the structure of the transaction see Note 1 – Basis of Preliminary Pro Forma Presentation. The final adjustment may be significantly different.
(J)	Adjustment to record the next tax effect of the preliminary pro forma adjustments using an effective tax rate of 35.0%. The final adjustment may be significantly different.
(K)	The pro forma basic and diluted common shares for the incremental shares issued in connection with the Merger, assuming the Merger occurred at the beginning of the period presented.